SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

☒	Definitive Information Statement

COATES INTERNATIONAL, LTD.

(Name of Registrant As Specified In Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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COATES INTERNATIONAL, LTD.

Highway 34 & Ridgewood Road

Wall Township, New Jersey 07719

(732) 449-7717

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF OUR MAJORITY STOCKHOLDER

To Our Stockholders:

We are writing to advise you that as a result of George J. Coates, our majority stockholder, owning approximately 82.4% of the combined voting power of the common and preferred stock, by written consent in lieu of a stockholders' meeting dated April 3, 2018, the stockholders of Coates International, Ltd. (“the Corporation”) have approved and authorized a modification of the previously approved corporate actions that are to be taken to change the Corporation’s state of domicile from the State of Delaware to the State of Nevada. This modification was approved by the board of directors on March 30, 2018. This change in domicile was previously announced on January 19, 2018 and reported in a letter to the stockholders dated February 1, 2018.

The modification involves the number of authorized shares of common stock, par value $0.0001 per share (“Common Stock”) and preferred stock, par value $0.001 per share (“Preferred Stock”) and the number of shares of Preferred Stock that will be designated as Series A Preferred Stock (“Series A”) and Series B Convertible Preferred Stock (“Series B”). Subsequent to the mailing of the stockholder letter dated February 1, 2018, the Corporation undertook another mailing to stockholders dated March 12, 2018 which communicated that the Corporation would file a Certificate of Validation with the State of Delaware. In that mailing, it was explained that the number of authorized shares of capital stock would be reduced to 120 million shares of Common Stock and 350,000 shares of preferred stock, consisting of 5,000 shares designated as Series A and 345,000 shares designated as Series B.

In the previously reported plan to effectuate the conversion from Delaware to Nevada it was communicated that the number of authorized shares would remain the same. However, the Corporation has determined that based on its anticipated needs for future issuances of capital stock and maintenance of required reserves of such shares, that in connection with filing the Certificate of Conversion and new Articles of Incorporation with the State of Nevada, the number of authorized shares of capital stock shall consist of 2,400,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock, 1,000,000 of which shall be designated as Series A and 10,000,000 of which shall be designated as Series B. The proposed increase in the number of authorized shares of capital stock will enable the Corporation to raise funds to meet its ongoing needs for working capital without experiencing unanticipated delays in the event of a shortfall in the future of the number of authorized shares of capital stock.

PLEASE NOTE THAT THE NUMBER OF VOTES RECEIVED FROM THE MAJORITY STOCKHOLDER BY WRITTEN CONSENT IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THIS ACTION UNDER DELAWARE LAW AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THE ACTION.

No action is required by you. The accompanying Information Statement is furnished only to inform stockholders of the action taken by written consent described above before it takes effect in accordance with Rule 14c-2, promulgated under the Securities Exchange Act of 1934, as amended. This Information Statement is first being mailed to you on or about April 16, 2018, and we anticipate the effective date of the proposed actions to be on May 7, 2018, or as soon thereafter as practicable in accordance with applicable state and federal law.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Copies of this Information Statement are expected to be mailed on or about April 16, 2018, to the holders of record on the Record Date of our outstanding shares. The matters that are subject to approval of the Stockholders will not be completed until at least 20 calendar days after the initial mailing of this Information Statement. This Information Statement is being delivered only to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our capital stock held of record and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

April 16, 2018	Very truly yours,

/s/ Barry C. Kaye
Barry C. Kaye, Treasurer and Chief Financial Officer

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF THE CORPORATION

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

Coates International, Ltd.

2100 Highway 34 & Ridgewood Road

Wall Township, NJ 07719

(732) 449-7717

INFORMATION STATEMENT

(Definitive)

April 16, 2018

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $0.0001 per share (the “Common Stock”), of Coates International, Ltd., a Delaware Corporation (the “Corporation”), to notify such Stockholders of the following:

On March 30, 2018, the Corporation approved and authorized a modification of the previously approved corporate actions that are to be taken to change the Corporation’s state of domicile from the State of Delaware to the State of Nevada.

On March 30, 2018, the Board of Directors of the Corporation approved the aforementioned modification to the corporate actions that will be taken to change the Corporation’s state of domicile from the State of Delaware to the State of Nevada, subject to Stockholder approval. The Majority Stockholder approved this action by written consent in lieu of a meeting on April 3, 2018 in accordance with the Delaware General Corporation Law. Accordingly, your consent is not required and is not being solicited in connection with the approval of this action.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

ACTION TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the modification to the action approved by the Board and the holders of the majority of the outstanding voting capital stock of the Corporation.

MODIFICATION TO CORPORATE ACTIONS TO EFFECTUATE A CHANGE IN DOMICILE FROM A DELAWARE CORPORATION TO A NEVADA CORPORATION

The Board of Directors of the Corporation has approved and authorized the aforementioned modification to the corporate actions that are to be taken to change the Corporation’s state of domicile from the State of Delaware to the State of Nevada.

Reasons for the Modification

The modification involves the number of authorized shares of common stock, par value $0.0001 per share (“Common Stock”) and preferred stock, par value $0.001 per share (“Preferred Stock”) and the number of shares of Preferred Stock that will be designated as Series A Preferred Stock (“Series A”) and Series B Convertible Preferred Stock (“Series B”). On March 13, 2018, the Corporation filed a Definitive Schedule 14C which communicated that the Corporation would file a Certificate of Validation with the State of Delaware, which would have the effect of reducing the number of authorized shares of capital stock to 120,000,000 shares of Common Stock and 350,000 shares of preferred stock, consisting of 5,000 shares designated as Series A and 345,000 shares designated as Series B.

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Management of the Corporation has determined that based on its anticipated needs for future issuances of capital stock and maintenance of required reserves of such shares, that the number of authorized shares of capital stock should be increased in connection with filing the Certificate of Conversion and new Articles of Incorporation with the State of Nevada. Pursuant to the modification, the number of authorized shares of capital stock shall consist of 2,400,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock, 1,000,000 of which shall be designated as Series A and 10,000,000 of which shall be designated as Series B. The proposed increase in the number of authorized shares of capital stock will enable the Corporation to raise funds to meet its ongoing needs for working capital without experiencing unanticipated delays in the event of a shortfall in the future, of the number of authorized shares of capital stock.

Possible Disadvantages of the Modification of the Previously Approved Corporate Actions

While an increase in the number of authorized shares of capital stock enables the issuance of additional shares of stock resulting in dilution of existing stockholders, up until the Certificate of Validation was filed with the State of Delaware, the number of authorized shares of capital stock was actually significantly higher than the amounts being proposed in the modification of the previously approved corporate actions.

VOTES REQUIRED TO APPROVE THE PROPOSAL

As of April 3, 2018, the date the consent of the majority stockholder was provided, there were 45,300,693 shares of Common Stock issued and outstanding, 3,601 shares of Series A issued and outstanding and 281,378 shares of Series B issued and outstanding. Each share of Common Stock is entitled to one vote, each share of Series A is entitled to 10,000 votes, and each share of Series B is entitled to 1,000 votes, representing a total of 362,688,691 of eligible votes of all shareholder. For approval of the modification to the corporate actions that are to be taken to change the Corporation’s state of domicile from the State of Delaware to the State of Nevada, 181,344,346 votes were required.

CONSENTING STOCKHOLDERS

As of April 3, 2018, the date the consent of the majority stockholder was provided, George J. Coates held 2,899,560 shares of Common Stock, 3,601 shares of Series A and 260,020 shares of Series B, entitling him to 298,929,560 votes or 82.4% of the total number of votes outstanding. On April 3, 2018, Mr. Coates approved and authorized the modification of the previously approved corporate actions that are to be taken to change the Corporation’s state of domicile from the State of Delaware to the State of Nevada.

Under Section 14(c) of the Exchange Act, the transaction cannot become effective until the expiration of the 20-day period.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under the Delaware General Corporation Law and the Corporation’s articles of incorporation consistent with the above or the Corporation’s By-Laws to dissent from any of the provisions adopted as set forth herein.

ADDITIONAL INFORMATION

The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

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The following documents as filed with the Commission by the Corporation are incorporated herein by reference:

1.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2017

2.	Annual Report on Form 10-K for the year ended December 31, 2016

Dated: April 16, 2018

By Order of the Board of Directors

/s/ Barry C. Kaye
Barry C. Kaye Treasurer and Chief Financial Officer

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